Exhibit 10.1

KeyCorp Executive Annual Performance Plan

1. Purpose. The purpose of the KeyCorp Executive Annual Performance Plan (the “Plan”), is to advance the interests of KeyCorp and its shareholders and assist KeyCorp in attracting and retaining key employees by providing annual incentive opportunities to participating executives.

2. Administration. The Compensation and Organization Committee of KeyCorp’s Board of Directors (the “Committee”) will approve the goals, participation, target bonus awards, actual bonus awards, timing of payment and other actions necessary to the administration of the Plan. It is the responsibility of senior management of KeyCorp to execute the provisions of the Plan in accordance with the Committee’s directions. All decisions of the Committee shall be final and binding upon all parties including KeyCorp and the participants.

3. Participation. The participant group will consist of the executive officers of KeyCorp and such other employees as may be designated by the Committee, in its sole discretion.

4. Establishment of Incentive Opportunities.

(a) On or before March 30 of each year (or at such other time as shall be determined by the Committee, in its discretion), the Committee shall establish the award opportunity for each participant for such year, including the applicable performance goals (the “Performance Goals”) and the methodology for determining the achievement and payout of such awards. The Performance Goals shall consist of measurable or subjective performance objectives, which may be based on the achievement of financial and/or strategic objectives, and/or may be based on the participant’s achievement of individual goals. The Performance Goals applicable to any award opportunity may be based on one or more criteria selected by the Committee, which may include (but shall not be limited to) the following:

(i)

return measures (earnings per share, return on equity, return on tangible common equity, return on assets, economic profit added, earnings before or after interest, taxes, depreciation and amortization);

(ii)	revenue (total revenue, gross revenue, net revenue, revenue growth);

(iii)	income (gross income, net income (before or after tax), net income after cost of capital, net interest income, noninterest income, fee income);

(iv)	expense factors (noninterest expense, personnel expense, non-personnel expense, efficiency ratio);

(v)	balance sheet measures (loans, deposits, assets, tangible equity);

(vi)	pre provision net revenue;

(vii)	operating leverage;

(viii)	risk measures (net charge-offs, nonperforming assets, risk weighted assets, classified assets, criticized assets, allowance for loan and lease losses);

(ix)	share price measures (share price, share price increase, total shareholder return);

(x)	capital measures (common equity tier 1, tangible common equity to tangible assets, risk based capital);

(xi)	market capitalization;

(xii)

strategic objectives (branding, mergers and acquisitions, succession management, dynamic market response, expense reduction initiatives, cost savings & synergies, risk management and regulatory compliance); and

(xiii)	any other criteria selected by the Committee.

Performance Goals may be described in terms of company-wide objectives or objectives that are related to the performance of any subsidiary, division, department, or region of, or function within, KeyCorp. Performance Goals also may be made relative to the performance of other corporations or indices.

(b) If the Committee determines that a change in KeyCorp’s business, operations, corporate structure or capital structure, or in the manner in which it conducts its business, or other events or circumstances renders any Performance Goal unsuitable, the Committee may in its discretion adjust such Performance Goal and/or the related level of achievement, in whole or in part, as the Committee deems appropriate and equitable, including, without limitation, to exclude the effects of events that are unusual in nature or infrequent in occurrence (as determined in accordance with applicable financial accounting standards), cumulative effects of tax or accounting changes, discontinued operations, acquisitions, divestitures and material restructuring or asset impairment charges.

5. Award Determination.

(a) After the end of each year, the Committee will certify in writing whether and to what extent the applicable Performance Goals were achieved and approve the actual payment of the award earned (if any) by each participant for such year.

(b) Notwithstanding any other provision of this Plan, the Committee may, in its sole discretion, adjust the award opportunity otherwise payable to any participant for a particular year, regardless of the level of actual attainment of the Performance Goals, in light of such participant’s individual performance, the quality of financial results or such other factors as the Committee may deem relevant.

6. Bonus Payments. Awards that are earned under the Plan by a participant with respect to a fiscal year will be paid in cash within 70 days following the end of that year, provided that the participant remains employed by KeyCorp or an affiliate through the date of payment. Notwithstanding the preceding sentence, awards shall be subject to mandatory deferral pursuant to such policies as may be maintained by KeyCorp from time to time.

7. Additional Committee Discretion/Clawback.

(a) Notwithstanding anything contained herein to the contrary, in the event that extraordinary events, the later determination of unprofitable and/or detrimental business or business relationships, or market related events or circumstances, result in an unanticipated, unintentional, or erroneous incentive payment(s) to be made under the Plan, or if the incentive amount generated under the Plan fails to conform with the intent of the Plan or otherwise is found to be contrary to KeyCorp’s risk policies and guidelines, the Committee retains the right at all times to decrease or terminate any incentive payment(s) to be paid under the Plan, as well as terminate the Plan with regard to any or all Plan participants. Such modifications also may be made on a retroactive basis if the Committee determines that the modifications are necessary to properly reflect the intended compensation structure of the Plan including applicable risk requirements.

(b) The Plan is subject to the KeyCorp Incentive Compensation Program and Policy, as amended from time to time. Accordingly, any bonus earned or payable hereunder (whether paid in cash or subject to mandatory deferral pursuant to applicable KeyCorp policy) is subject to risk-adjustment in accordance with the procedures set forth in the Incentive Compensation Program and Policy. These procedures permit KeyCorp, in its sole discretion, to decrease, forfeit, or initiate a clawback, of all or any part of a bonus or bonus opportunity under certain circumstances, including in the event that a participant receives a “Does Not Meet” risk rating as part of his or her annual performance review, and/or in the event that the participant’s business unit experiences negative pre-provision net revenue (before allocated costs) or significant credit, market or operational losses. If a significant risk event occurs, whether at the individual or business level, a root cause analysis may be conducted, which may result in a risk-adjustment of a bonus or bonus opportunity under the Plan.

(c) Any bonus paid or payable hereunder shall be subject to forfeiture and repayment to KeyCorp pursuant to the KeyCorp Incentive Compensation Clawback Policy, as amended from time to time, or pursuant to any successor clawback or compensation recovery policy adopted by KeyCorp to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities Exchange Commission or any applicable securities exchange (the “Clawback Policy”).

(d) If it is determined that a participant has engaged in conduct that is in violation of the KeyCorp Code of Ethics or KeyCorp Corporate Policies and/or procedures, the participant’s entitlement to and the payment of any incentive compensation under this Plan shall be subject to forfeiture and repayment to KeyCorp as provided in the Clawback Policy. KeyCorp maintains the right at all times to offset from any incentive payment to be made under the Plan the dollar value of any loss to KeyCorp or to a KeyCorp client or customer resulting from the participant’s conduct. Notwithstanding any Plan provision to the contrary, if a participant fails to complete and/or file all required regulatory filing(s) for transactions that require such regulatory filings, then in such event, the participant will not be entitled to receive any incentive consideration under the Plan for the transaction until the participant completes all requisite regulatory filings.

8. Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

9. Corporate Assets. Participants and their beneficiaries shall have the status of general unsecured creditors of KeyCorp. Nothing contained in the Plan shall create, or be construed as creating a trust of any kind or any other fiduciary relationship between a participant, KeyCorp, or any other person. Incentive compensation shall be subject to payment only in accordance with the terms of the Plan.

10. No Present Interest. Subject to any federal and/or state statute to the contrary, no right or benefit under the Plan and no right or interest in a participant’s incentive earned prior to payment shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under the Plan shall be void, except to the extent that the Committee, in its discretion, permits a participant to designate one or more beneficiaries to receive any amount payable under the Plan in the event of the Participant’s death. No right, interest, or benefit under the Plan shall be liable for or subject to the debts, contracts, liabilities, or torts of a participant or beneficiary. If a participant or beneficiary becomes bankrupt or attempts to alienate, sell, assign, pledge, encumber, or charge any right under the Plan, such attempt shall be void and unenforceable.

11. Reservation of Rights. KeyCorp reserves the right to amend and/or terminate the Plan in whole or in part, at any time for any reason, by action of the Board of Directors.

12. No Commitment as to Employment. Nothing herein contained shall be construed as a commitment or agreement upon the part of any participant hereunder to continue his or her employment with KeyCorp, and nothing herein contained shall be construed as a commitment on the part of KeyCorp to continue the employment, rate of compensation or terms and conditions of employment of any participant hereunder for any period. All participants shall remain subject to discharge to the same extent as if the Plan had never been put into effect.

13. Benefits. Nothing in the Plan shall be construed to confer any right or claim for Plan benefits upon any person, firm, or corporation other than the participants and their beneficiaries.

14. Precedent. Except as otherwise specifically agreed to by KeyCorp in writing, no action taken in accordance with the Plan by KeyCorp shall be construed or relied upon as a precedent for similar action under similar circumstances.

15. Withholding. KeyCorp shall withhold any tax, which KeyCorp in its discretion deems necessary to be withheld from any payment to any participant, former participant, or beneficiary hereunder, by reason of any present or future law.

16. Parties Bound. The Plan shall be binding upon KeyCorp, all participants, former participants, and their beneficiaries hereunder and, as the case may be, the heirs, executors, administrators, successors, and assigns of each of them.

17. Severability. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

18. Successors. The provisions of this Plan shall bind and inure to the benefit of KeyCorp and its successors and assigns. The term successors as used herein shall include any corporate or other business entity, which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of KeyCorp.

19. Compliance with Section 23A and Section 23B of the Federal Reserve Act. Notwithstanding any other Plan provision to the contrary, a participant shall not earn any incentive compensation under the Plan for any transaction engaged in by the participant that violates the provisions of Federal Reserve Act Section 23A and Section 23B and the Federal Reserve Board Regulation W.

20. Compliance with the Corporate Risk and Safety and Soundness Requirements. It is understood by each participant that it is the intent of KeyCorp to comply with the requirements of the banking regulatory agencies’ Guidance on Sound Incentive Compensation Policies, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as to ensure that all KeyCorp incentive plans conform with the KeyCorp Incentive Compensation Program and Policy and KeyCorp’s Enterprise Risk Management risk requirements and policies. As a condition of Plan participation, each participant acknowledges KeyCorp’s intent to comply (i) with the requirements of the law and applicable regulatory guidance, as the same may change from time to time, (ii) with the KeyCorp Incentive Compensation Program and KeyCorp’s Enterprise Risk Management risk requirements, policies, and risk metrics, and (iii) with its continuing obligation to maintain the safety and soundness of the organization. Accordingly, each participant agrees that any and all incentive awards either already paid or to be payable under the Plan will be subject to reduction, forfeiture or clawback to the extent that KeyCorp determines that such reduction, forfeiture, or clawback is necessary or advisable in order to comply with its obligations hereunder.

21. Section 409A. KeyCorp intends that award opportunities granted and paid under the Plan be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) , and the Plan shall be interpreted, administered and governed in accordance with that intent. Although KeyCorp intends to administer the Plan so as to be exempt from, or to comply with, the requirements of Section 409A, KeyCorp does not warrant that any award opportunity granted or paid under the Plan will qualify for favorable tax treatment under Section 409A or any other provision of federal, state, local, or non-United States law. KeyCorp shall not be liable to any participant for any tax, interest or penalties a participant might owe as a result of the grant, vesting or payment of any award opportunity under the Plan.